EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (333‑209716) of AptarGroup, Inc. of our report dated June 10, 2022, relating to the financial statements and supplemental schedules of AptarGroup, Inc. Profit Sharing and Savings Plan which appear in this Form 11‑K for the year ended December 31, 2021.

/s/ BDO USA, LLP
BDO USA, LLP
Chicago, Illinois
June 10, 2022